Exhibit 99.1

Kellogg Company News
For release:	July 29, 2010
Analyst Contact:	Kathryn Koessel	(269) 961-9089
Media Contact:	Kris Charles	(269) 961-3799

KELLOGG COMPANY REPORTS SECOND QUARTER 2010 RESULTS;

ADJUSTS 2010 EPS GUIDANCE TO 8 TO 10 PERCENT

BATTLE CREEK, Mich. – Kellogg Company (NYSE: K) today reported lower second quarter 2010 internal net sales, internal operating profit and currency-neutral earnings per share, reflecting weakness in the cereal category, lower Eggo sales, and the impact of the June 25 voluntary recall of select packages of breakfast cereals. The Company is reducing its 2010 internal net sales, internal operating profit, and currency-neutral earnings per share guidance.

Second quarter net earnings were $302 million, a 15 percent decline over the same quarter a year ago. Second quarter reported earnings per diluted share decreased 14 percent to $0.79 and decreased 11 percent on a currency-neutral basis. The estimated impact of the recall, including lost sales, reduced earnings per share by approximately $0.10 in the quarter and will reduce earnings per share by approximately $0.12 for the full year.

Reported net sales in the second quarter declined 5 percent to $3.1 billion. Internal net sales, excluding the effect of foreign currency translation, decreased 4 percent from the prior year. Total reported operating profit in the quarter decreased 13 percent to $483 million. Internal operating profit decreased 11 percent, driven primarily by the voluntary recall. Reported gross margin contracted 90 basis points to 42.6 percent in the quarter due to the impact of the recall.

“Our second quarter results reflect the deflationary environment in the cereal category, particularly in the US and UK, softer Eggo sales, and the voluntary cereal recall,” said David Mackay, Kellogg Company’s chief executive officer. “The second quarter performance was weaker than expected, and we have lowered our full-year guidance to reflect the cost of the recall and the difficult business environment. However, we are anticipating a stronger back half driven by increased innovation, reinvestment in our business, and gradual improvement in category trends.”

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North America

Kellogg North America posted a second quarter net sales decline of 5 percent on a reported basis and a 6 percent decline on an internal basis. The decline was primarily driven by 13 percent lower North America Retail Cereal internal net sales reflecting continued weakness in the cereal category, the impact of the voluntary cereal recall, and a reduction in customer inventories. Strong performance in Pop-Tarts and the wholesome snacks categories contributed to Retail Snacks internal net sales growth of 1 percent. The North America Frozen and Specialty Channels businesses posted an internal net sales decline of 9 percent, as a result of softer Eggo sales as we began to recover from our previous supply disruption.

North America operating profit declined 15 percent on a reported basis and 16 percent on an internal basis. The voluntary cereal recall adversely impacted North America operating profit by 13 percent.

International

Kellogg International posted a 5 percent decline in second quarter 2010 reported net sales. On an internal basis, excluding the effects of currency translation, net sales for Kellogg International were flat. Second quarter internal net sales in Europe were down 3 percent primarily due to weakness in the U.K. cereal business and lower results in the Russia snacks business. Latin America internal net sales rose 5 percent, and Asia Pacific internal net sales grew 3 percent.

Kellogg International operating profit was 7 percent lower on a reported basis. Operating profit was flat on an internal basis due to flat internal net sales combined with a rise in advertising expenditures.

Interest and Tax

In the second quarter 2010, Kellogg’s interest expense totaled $61 million, an improvement over the same quarter in 2009 as a result of lower debt. The second quarter effective tax rate was 29.7 percent.

Cash flow

Cash flow, defined as cash from operating activities less capital expenditures, was $446 million year-to-date. Reinforcing its commitment to returning cash to shareowners, Kellogg

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purchased $208 million of shares in the second quarter under its $2.5 billion three-year share repurchase authorization. For the first half of 2010, Kellogg repurchased $356 million of shares.

Kellogg Lowers 2010 Guidance

Kellogg continues to invest in its business to drive growth over the long term. Incorporating the challenges associated with the impact of the voluntary cereal recall and the current business environment, the Company lowered its 2010 guidance for full-year earnings per share growth on a currency-neutral basis to the range of 8 to 10 percent. The Company expects 2010 internal net sales growth to be in the flat to 1 percent range, and internal operating profit growth to be in the 4 to 6 percent range. Up-front costs for full-year 2010 are now expected to be approximately $0.12 per share compared with earlier estimates of $0.16 per share. Cash flow guidance was reduced to a range of $1.15 to $1.2 billion, in line with business results.

CEO Mackay concluded, “Our adjusted 2010 guidance reflects the challenges we faced in the first half as well as our commitment to reinvesting in our business for long-term sustainable growth. While the current environment remains challenging, our focus is on improving top-line growth, continuing to implement our cost savings and productivity initiatives, and reinvesting in our business. We remain committed to running the business the right way for the long term.”

Conference Call / Webcast

Kellogg will host a conference call to discuss these results on July 29, 2010 at 9:30 a.m. Eastern Time. The conference call and accompanying presentation slides will be broadcast live over the Internet at http://investor.kelloggs.com. Analysts and institutional investors may participate in the Q&A session by dialing 888-465-4043 in the U.S., and 201-604-5146 outside of the U.S. Members of the media and the public are invited to attend in a listen-only mode. Rebroadcast information is available at http://investor.kelloggs.com.

About Kellogg Company

With 2009 sales of nearly $13 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, fruit-flavored snacks, frozen waffles, and veggie foods. The Company’s brands include Kellogg’s®, Keebler®, Pop-Tarts®, Eggo®, Cheez-It®, Nutri-Grain®, Rice Krispies®, BearNaked®, Morningstar Farms®, Famous Amos®, Special K®, All-Bran®, Frosted Mini-Wheats®, Club® and

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Kashi®. Kellogg products are manufactured in 18 countries and marketed in more than 180 countries around the world. For more information, visit the Kellogg Company web site at http://www.kelloggcompany.com.

Forward-Looking Statements Disclosure

This news release contains, or incorporates by reference, “forward-looking statements” with projections concerning, among other things, the Company’s strategy, and the Company’s sales, earnings, margin, operating profit, costs and expenditures, interest expense, tax rate, capital expenditure, dividends, cash flow, debt reduction, share repurchases, costs, brand building, ROIC, working capital, growth, new products, innovation, cost reduction projects, and competitive pressures. Forward-looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “will deliver,” “anticipates,” “projects,” “estimates,” or words or phrases of similar meaning.

The Company’s actual results or activities may differ materially from these predictions. The Company’s future results could also be affected by a variety of factors, including the impact of competitive conditions; the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the success of productivity improvements and business transitions; commodity and energy prices; labor costs; disruptions or inefficiencies in supply chain; the availability of and interest rates on short-term and long-term financing; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs; changes in consumer behavior and preferences; the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability; legal and regulatory factors including changes in advertising and labeling laws and regulations; the ultimate impact of product recalls; business disruption or other losses from war, terrorist acts or political unrest; and other items.

Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them.

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Kellogg Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(millions, except per share data)

	Quarter ended		Year-to-date period ended
(Results are unaudited)	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009

Net sales	$3,062	$3,229	$6,380	$6,398
Cost of goods sold	1,757	1,825	3,650	3,692
Selling, general and administrative expense	822	851	1,610	1,624

Operating profit	483	553	1,120	1,082
Interest expense	61	67	126	134
Other income (expense), net	7	9	8	9

Income before income taxes	429	495	1,002	957
Income taxes	128	141	284	284
Earnings (loss) from joint ventures	—	(1)	—	(1)

Net income	$301	$353	$718	$672

Net income (loss) attributable to noncontrolling interests	(1)	(1)	(2)	(3)

Net income attributable to Kellogg Company	$302	$354	$720	$675

Per share amounts:
Basic	$.80	$.93	$1.89	$1.77
Diluted	$.79	$.92	$1.88	$1.76
Dividends per share	$.3750	$.3400	$.7500	$.6800

Average shares outstanding:
Basic	381	383	380	382

Diluted	384	383	384	383

Actual shares outstanding at period end			378	383

Kellogg Company and Subsidiaries

SELECTED OPERATING SEGMENT DATA

	Quarter ended		Year-to-date period ended
(millions)	July 3,	July 4,	July 3,	July 4,
(Results are unaudited)	2010	2009	2010	2009

Net sales
North America	$2,064	$2,176	$4,339	$4,387
Europe	560	617	1,166	1,174
Latin America	240	258	462	488
Asia Pacific (a)	198	178	413	349

Consolidated	$3,062	$3,229	$6,380	$6,398

Segment operating profit
North America	$362	$426	$857	$829
Europe	100	104	205	199
Latin America	47	57	92	106
Asia Pacific (a)	20	21	57	46
Corporate	(46)	(55)	(91)	(98)

Consolidated	$483	$553	$1,120	$1,082

(a)	Includes Australia, Asia and South Africa.

Kellogg Company and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS

(millions)

	Year-to-date period ended
	July 3,	July 4,
(unaudited)	2010	2009

Operating activities
Net income	$718	$672
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	178	189
Deferred income taxes	(52)	30
Other	73	(8)
Postretirement benefit plan contributions	(36)	(84)
Changes in operating assets and liabilities	(288)	(103)

Net cash provided by operating activities	593	696

Investing activities
Additions to properties	(147)	(161)
Other	2	1

Net cash used in investing activities	(145)	(160)

Financing activities
Net issuances (reductions) of notes payable	110	(882)
Issuances of long-term debt	—	745
Reductions of long-term debt	(1)	—
Net issuances of common stock	148	18
Common stock repurchases (a)	(266)	—
Cash dividends	(286)	(260)
Other	6	2

Net cash used in financing activities	(289)	(377)

Effect of exchange rate changes on cash and cash equivalents	(22)	10

Increase in cash and cash equivalents	137	169
Cash and cash equivalents at beginning of period	334	255

Cash and cash equivalents at end of period	$471	$424

Supplemental Financial Data:

Cash Flow (operating cash flow less property additions) (b)	$446	$535

(a)	Common stock repurchases in the year-to-date period ended July 3, 2010 were $356; $90 million of these purchases were paid in the third quarter of 2010.

(b)	We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.

Kellogg Company and Subsidiaries

CONSOLIDATED BALANCE SHEET

(millions, except per share data)

	July 3,	January 2,
	2010	2010
	(unaudited)	*

Current assets
Cash and cash equivalents	$471	$334
Accounts receivable, net	1,144	1,093
Inventories:
Raw materials and supplies	224	214
Finished goods and materials in process	661	696
Deferred income taxes	141	128
Other prepaid assets	151	93

Total current assets	2,792	2,558

Property, net of accumulated depreciation of $4,491 and $4,520	2,916	3,010
Goodwill	3,639	3,643
Other intangibles, net of accumulated amortization of $46 and $45	1,457	1,458
Pension	185	160
Other assets	396	371

Total assets	$11,385	$11,200

Current liabilities

Current maturities of long-term debt	$954	$1
Notes payable	158	44
Accounts payable	1,075	1,077
Accrued advertising and promotion	408	409
Accrued income taxes	12	33
Accrued salaries and wages	187	322
Other current liabilities	470	402

Total current liabilities	3,264	2,288

Long-term debt	3,915	4,835
Deferred income taxes	428	425
Pension liability	440	430
Other liabilities	954	947

Commitments and contingencies

Equity

Common stock, $.25 par value	105	105
Capital in excess of par value	481	472
Retained earnings	5,903	5,481
Treasury stock, at cost	(2,010)	(1,820)
Accumulated other comprehensive income (loss)	(2,096)	(1,966)

Total Kellogg Company equity	2,383	2,272

Noncontrolling interests	1	3

Total equity	2,384	2,275

Total liabilities and equity	$11,385	$11,200

*	Condensed from audited financial statements.

Kellogg Company and Subsidiaries

Analysis of net sales and operating profit performance

Second quarter of 2010 versus 2009

(dollars in millions)	North America	Europe	Latin America	Asia Pacific (a)	Corporate	Consolidated
2010 net sales	$2,064	$560	$240	$198	$—	$3,062

2009 net sales	$2,176	$617	$258	$178	$—	$3,229

% change - 2010 vs. 2009:
Volume (tonnage) (b)	-5.3%	-3.3%	-6.1%	3.9%	—	-4.5%
Pricing/mix	-.5%	.8%	10.8%	-.5%	—	.6%

Subtotal - internal business	-5.8%	-2.5%	4.7%	3.4%	—	-3.9%
Foreign currency impact	.7%	-6.8%	-12.0%	8.5%	—	-1.3%

Total change	-5.1%	-9.3%	-7.3%	11.9%	—	-5.2%

(dollars in millions)	North America	Europe	Latin America	Asia Pacific (a)	Corporate	Consolidated
2010 operating profit	$362	$100	$47	$20	$(46)	$483

2009 operating profit	$426	$104	$57	$21	$(55)	$553

% change - 2010 vs. 2009:
Internal business	-16.2%	6.3%	-9.9%	-10.3%	16.7%	-11.1%
Foreign currency impact	.9%	-9.6%	-7.1%	9.8%	—	-1.5%

Total change	-15.3%	-3.3%	-17.0%	-.5%	16.7%	-12.6%

(a)	Includes Australia, Asia, and South Africa.

(b)	We measure the volume impact (tonnage) on revenues based on the stated weight of our product shipments.

Kellogg Company and Subsidiaries

Analysis of net sales and operating profit performance

Year-to-date 2010 versus 2009

(dollars in millions)	North America	Europe	Latin America	Asia Pacific (a)	Corporate	Consolidated
2010 net sales	$4,339	$1,166	$462	$413	$—	$6,380

2009 net sales	$4,387	$1,174	$488	$349	$—	$6,398

% change – 2010 vs. 2009:
Volume (tonnage) (b)	-2.1%	-1.0%	-3.7%	-.7%	—	-2.0%
Pricing/mix	.1%	.7%	6.8%	3.0%	—	.9%

Subtotal – internal business	-2.0%	-.3%	3.1%	2.3%	—	-1.1%
Foreign currency impact	.9%	-.4%	-8.5%	16.3%	—	.8%

Total change	-1.1%	-.7%	-5.4%	18.6%	—	-.3%

(dollars in millions)	North America	Europe	Latin America	Asia Pacific (a)	Corporate	Consolidated
2010 operating profit	$857	$205	$92	$57	$(91)	$1,120

2009 operating profit	$829	$199	$106	$46	$(98)	$1,082

% change – 2010 vs. 2009:
Internal business	2.1%	5.2%	-5.0%	.9%	8.1%	2.9%
Foreign currency impact	1.2%	-2.1%	-8.2%	23.1%	—	.6%

Total change	3.3%	3.1%	-13.2%	24.0%	8.1%	3.5%

(a)	Includes Australia, Asia, and South Africa.

(b)	We measure the volume impact (tonnage) on revenues based on the stated weight of our product shipments.

Kellogg Company and Subsidiaries

Up-Front Costs*

$ millions

	Quarter ended July 3, 2010			Year-to-date period ended July 3, 2010
	Cost of goods sold	Selling, general and administrative expense	Total	Cost of goods sold	Selling, general and administrative expense	Total
2010
North America	$6	$1	$7	$13	$5	$18
Europe	5	(1)	4	8	—	8
Latin America	1	—	1	1	—	1
Asia Pacific	—	1	1	1	2	3
Corporate	—	2	2	—	2	2

Total	$12	$3	$15	$23	$9	$32

	Quarter ended July 4, 2009			Year-to-date period ended July 4, 2009
	Cost of goods sold	Selling, general and administrative expense	Total	Cost of goods sold	Selling, general and administrative expense	Total
2009
North America	$18	$11	$29	$35	$11	$46
Europe	9	—	9	10	—	10
Latin America	1	—	1	2	—	2
Asia Pacific	1	—	1	1	—	1
Corporate	—	—	—	—	—	—

Total	$29	$11	$40	$48	$11	$59

2010 Variance - better(worse) than 2009
North America	$12	$10	$22	$22	$6	$28
Europe	4	1	5	2	—	2
Latin America	—	—	—	1	—	1
Asia Pacific	1	(1)	—	—	(2)	(2)
Corporate	—	(2)	(2)	—	(2)	(2)

Total	$17	$8	$25	$25	$2	$27

*	Up-front costs are charges incurred by the Company which will result in future cash savings and/or reduced depreciation